CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the registration statements (No. 333-17803, No. 333-86207, No. 333- 40702 and No. 333-97835) on Form S-8 of LCC International, Inc. of our report dated March 15, 2003, relating to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedule, which report appears in the December 31, 2002 annual report on Form 10-K of LCC International, Inc.

/s/ KPMG LLP

KPMG LLP

McLean, VA

March 28, 2003